Exhibit 99.1

HP Inc. 1501 Page Mill Road Palo Alto, CA 94304 hp.com News Release

HP Inc. Names Alex Cho President, Personal Systems Business

Editorial contacts HP Inc. Media Relations MediaRelations@hp.com HP Inc. Investor Relations InvestorRelations@hp.com

PALO ALTO, Calif., June 13, 2018 — HP Inc. (NYSE: HPQ) today named Alex Cho as President of its Personal Systems business effective immediately. Cho most recently served as Vice President and General Manager of the company’s Commercial PC business group. As head of the $35 billion Personal Systems business, he will lead a global technology portfolio spanning PCs, displays and accessories, services, software, and immersive computing.

Cho succeeds Ron Coughlin, who is leaving HP to pursue a chief executive opportunity outside the technology sector in his hometown of San Diego, CA.

Cho has led HP’s Commercial PC business since 2014. Under his leadership, the business has delivered four consecutive quarters of double-digit revenue growth and has been the Commercial PC market leader for more than two years.

“HP Personal Systems is delivering exceptional results, powered by the best team and most innovative technology in the industry. Alex is uniquely qualified to lead Personal Systems into its next phase of reinvention. He brings deep business, product and security experience and a long track record of success to the role and will continue our focus on creating customer experiences that amaze,” said Dion Weisler, President and Chief Executive Officer, HP Inc.

“I am grateful to Ron for his steady leadership and countless contributions to HP,” Weisler continued. “The team and the capabilities Ron has built will benefit our business for years to come. We wish him the very best as he begins a new chapter in his career.”

Cho brings more than two decades of leadership experience to the role. Since joining HP in 1995, he has held senior strategy and operational positions spanning PCs, Print and Services across the Americas, Europe and at HP’s worldwide HQ. Cho holds a bachelor’s of science degree in Industrial Engineering and master’s of science degree in Engineering and Industrial Management from Stanford University.

About HP Inc.

HP Inc. creates technology that makes life better for everyone, everywhere. Through our portfolio of printers, PCs, mobile devices, solutions, and services, we engineer experiences that amaze. More information about HP (NYSE: HPQ) is available at www.hp.com.

© Copyright 2018 HP Development Company, L.P. The information contained herein is subject to change without notice. The only warranties for HP products and services are set forth in the express warranty statements accompanying such products and services. Nothing herein should be construed as constituting an additional warranty. HP shall not be liable for technical or editorial errors or omissions contained herein.